UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2006

FCStone Group, Inc.

(Exact name of Registrant as specified in its charter)

Iowa	000-51099	42-1091210
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2829 Westown Parkway, West Des Moines, Iowa	50266
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (515) 223-3756

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 28, 2006, FGDI, L.L.C. (“FGDI”), a majority owned subsidiary of FCStone Group, Inc. (the “Company”), entered into a Revolving Credit, Term Loan and Security Agreement (the “Credit Agreement”) with CoBank, ACB (as lender and agent) (“CoBank”). The Credit Agreement amends and restates the Master Loan Agreement, dated March 25, 2005, between FGDI and CoBank, and the related Statused Revolving Credit Supplement and Statused Revolving Term Loan Supplement in their entirety.

The Credit Agreement provides a revolving credit line and term loan advances in the aggregate not to exceed $68.0 million. The revolving credit line terminates on March 28, 2007 and the term loan advance line terminates on March 28, 2008. Amounts due under the Credit Agreement are secured by all of FGDI’s present and future assets, including inventories, accounts receivable, equipment, real property, fixtures, farm products and intangible assets. The Credit Agreement requires FGDI to comply with certain financial covenants, including compliance with minimum net worth, working capital, financial ratios, and base borrowing limits.

Advances under the Credit Agreement will be used to finance FGDI’s ordinary course of business.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

Information required for this Item 2.03 is incorporated by reference from Item 1.01, above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2006

FCSTONE GROUP, INC.
(Registrant)

By:	/s/ Paul G. Anderson
Paul G. Anderson
Chief Executive Officer